UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 18, 2013

Date of Report (Date of earliest event reported)

TITAN IRON ORE CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1735 E. Fort Lowell Rd., Suite 9, Tucson, Arizona 85719

(Address of principal executive offices) (Zip Code)

(520) 989-0020

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Convertible Note with Magna Group LLC.

On September 18, 2013, the Company issued a 12% Convertible Promissory Note (the “Magna Note”) to Magna Group LLC (“Magna”), in the face amount of $200,000, with a term to September 18, 2014 (the “Magna Maturity Date”). Interest accrues daily on the outstanding principal amount of the Note at a rate per annual equal to 12% on the basis of a 365-day year The Magna Note was issued in exchange for Magna’s surrender to the Company of $200,000 of the face value of the original $7 million principal amount Promissory Note dated April 2, 2012, granted by the Company in favor of Wyomex LLC (the “Wyomex Note”). By virtue of an Assignment Agreement dated September 18, 2013, Magna purchased $200,000 of the Wyomex Note, and the parties agreed to exchange this amount of the Wyomex Note for the Magna Note. Provided certain conditions are met, the Magna Note, subject to certain conversion restrictions, is convertible into common stock at any time after the issuance date, at Magna’s option, at a conversion price equal to a 20% discount to the volume weighted average sales prices (“VWAP”), as reported by Bloomberg LP for the five (5) trading days prior to conversion. In the event the Company elects to prepay the Magna Note in full or in part, the Company is required to pay principal, interest and any other amounts owing multiplied by 130%. We must not affect any conversion of the Note and Magna does not have the right to convert the Note, to the extent that Magna and its affiliates would beneficially own in excess of 4.99% of our outstanding common stock. In the event of default, the amount of principal and interest not paid when due bear interest at the rate of 22% per annum and the note becomes immediately due and payable.

We issued the Note described herein in reliance upon the exemptions from registration afforded by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated under the Securities Act of 1933.

The full text of the forms of the Note, and related documents described above are attached hereto as Exhibits 10.1 through 10.2 below.

The Company previously reported that it had entered into a one year Promissory Note (the “JMJ Note”) with JMJ
Financial (“JMJ”) on June 26, 2013, which provides for tranches of financing of up to $275,000 in the aggregate.  All amounts funded by JMJ bear a 10% Original Issue Discount (“OID”) fee , and are interest-free for 90 days from date of each funding, following which said amounts bear a one-time interest charge of 12%.  The Company has the right to prepay without penalty the amount of any funding within 90 days. JMJ funded $75,000 at closing on June 26, 2013, (the “Initial Funding”). As of September 25, 2013 the parties agreed on an additional funding of $25,000. The term of each funding under the JMJ Note is one year (the “JMJ Maturity Date”), upon which the outstanding principal amount for each funding is payable. Amounts funded plus OID and interest under the JMJ Note are convertible into common stock at any time after the issuance date, at the holder’s option, at a conversion price equal to the lesser of (i) $0.07, and (ii) 60% of the average of the two lowest closing prices in the 20 trading days previous to the conversion. JMJ does not have the right to convert the JMJ Note, to the extent that JMJ would beneficially own in excess of 4.99% of our outstanding common stock. The Company paid no legal fees, expenses, or commissions on the net amounts received from JMJ.

The Company also previously reported that on April 2, 2013, we entered into a securities purchase agreement (the “Global SPA”) with GCA Strategic Investment Fund, Ltd. (“Global”), pursuant to which we sold to Global a $235,000 face value, non-interest bearing Convertible Bridge Note (the “Global Note”) with a term to September 20, 2013 (the “Maturity Date”). Past due amounts under the Global Note accrue interest at 18% per annum. During the term of the Global Note, Global converted $37,000 of principal into common shares, leaving a balance of $198,000 at Maturity Date. This balance is due and owing from the Company to Global, and the parties are in discussions regarding a resolution to the obligation.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Exhibit Description
10.1	Convertible Note with Magna Group LLC
10.2	Assignment Agreement with Wyomex LLC and Magna Group LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN IRON ORE CORP.

Date: September 26, 2013	By:	/s/ Andrew Brodkey
Andrew Brodkey
CEO and President